EXHIBIT 4.4.1

                  Supplement and Amendment to Deposit Agreement


         This Supplement and Amendment to Deposit Agreement (this "Supplement") is entered into by the Company and the Depositary as of April 4, 2002, to supplement and amend the Deposit Agreement (the "Agreement") dated as of April 30, 1998 by and among FelCor Lodging Trust Incorporated, a Maryland corporation formerly known as FelCor Suite Hotels Inc. (the "Company"), SunTrust Bank, a Georgia banking corporation formerly known as SunTrust Bank, Atlanta (the "Depositary"), and the holders (the "Holders") from time to time of the Receipts (as defined below).

                                R E C I T A L S:

         WHEREAS, in connection with the previous offering by the Company of depositary shares (the "Depositary Shares"), each representing a fractional interest of 1/100 of a share of Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") of the Company, the Depositary and the Holders entered into the Agreement whereby the Company delivered to the Depositary Series B Preferred Stock certificates (the "Certificates") registered in the name of the Depositary evidencing 57,500 shares of Series B Preferred Stock, along with such instruments of transfer and endorsement as required by the Depositary, and the Depositary agreed to issue Depositary Receipts ("Receipts") for each Depositary Share representing the Series B Preferred Stock as directed by the Company pursuant to an order from the Company;

         WHEREAS, the Company now proposes to offer and sell an additional 1,025,800 Depositary Shares representing 10,258 shares of Series B Preferred Stock, for which the Company shall deliver Certificates, registered in the name of the Depositary evidencing 10,258 shares of Series B Preferred Stock, to the Depositary, and the Depositary agrees to issue Receipts for the additional Depositary Shares as provided in this Supplement pursuant to the Agreement; and

         WHEREAS, in accordance with Section 6.1 of the Agreement, the Company and the Depositary desire to amend the Agreement without approval of the Holders.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1. Amendment of Company Name. All references in the Agreement to "FelCor Suite Hotels, Inc." shall be amended to read "FelCor Lodging Trust Incorporated."

         2. Amendment of Exhibit A. Exhibit A to the Agreement shall be amended in its entirety to read as Exhibit A attached hereto.

         3. Supplement for Additional Shares. The first paragraph of Section 2.2 of the Agreement provides as follows:
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                  "Concurrently  with the  execution of this Deposit  Agreement,
         the  Company  is  delivering  to  the   Depositary  a  certificate   or
         certificates, registered in the name of the Depositary and evidencing 57,500 Preferred Shares, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares
         representing   such   deposited   Preferred   Shares.   The  Depositary
         acknowledges receipt of the deposited Preferred Shares and related documentation and agrees to hold such deposited Preferred Shares in an account to be established by the Depositary at the Corporate Office or at such other office as the Depositary shall determine. The Company hereby appoints the Depositary as the Registrar and Transfer Agent for Preferred Shares deposited hereunder and the Depositary hereby accepts such appointment and, as such, will reflect changes in the number of shares (including any fractional shares) of deposited Preferred Shares held by it by notation, book-entry or other appropriate method."

As a supplement to the foregoing, the Depositary hereby agrees to accept and hold an additional 10,258 shares of Series B Preferred Stock in the form of Certificates, registered in the name of the Depositary, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, and to issue Receipts for the additional Depositary Shares representing such additional shares of Series B Preferred Stock upon instruction to be provided by the Company, pursuant to Section 2.2 of the Agreement. The Company and the Depositary hereby agree that such additional shares of Series B Preferred Stock, such additional Depositary Shares and such additional Receipts shall, in all respects, be governed by the terms and provisions of the Agreement, as amended and supplemented hereby. The Depositary acknowledges receipt of the Certificates for such additional shares of Series B Preferred Stock.

         4. Defined Terms; Effect Upon Agreement. All initially capitalized terms used without definition herein shall have the meanings set forth therefor in the Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect and each of the parties hereto hereby reaffirms the terms and provisions thereof.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.


                                FELCOR LODGING TRUST INCORPORATED

                                By:
                                   --------------------------------------
                                   Lawrence D. Robinson, Executive Vice
                                   President


                                Attest:

                                   --------------------------------------
                                   Witness



                                SUNTRUST BANK


                                By:
                                   --------------------------------------
                                   Sue Hampton, Vice President


                               Attest:

                                   --------------------------------------
                                   Witness



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                                    Exhibit A
                           Form of Depositary Receipt